Exhibit 99.(p)

VAN WAGONER FUNDS, INC.
VAN WAGONER PRIVATE OPPORTUNITIES FUND, L.P.
VAN WAGONER CAPITAL MANAGEMENT, INC.
VAN WAGONER MANAGEMENT LLC

Code of Ethics

Amended effective January 25, 2005
(Adopted by Van Wagoner Funds, Inc. on March 7, 2005)

I.                                         DEFINITIONS

A.                                        “Access person” means any director, officer or advisory person of a Van Wagoner Affiliate.

B.                                          “Act” means the Investment Company Act of 1940, as amended.

C.                                          “Adviser” means Van Wagoner Capital Management, Inc.

D.                                         “Advisory person” means: (i) any employee of a Van Wagoner Affiliate or of any company in a control relationship to a Van Wagoner Affiliate, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund or the Partnership, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to a Van Wagoner Affiliate who obtains information concerning recommendations made to the Fund or the Partnership with regard to the purchase or sale of Covered Securities by the Fund or the Partnership.

E.                                           A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.                                           “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

G.                                          “Chief Compliance Officer” means the President of the Fund or such other person or entity designated by the Boards of Directors of the Fund and the Partnership to serve in such capacity and perform the services described herein.

H.                                         “Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

I.                                              “Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)                                     Direct obligations of the Government of the United States;

(ii)                                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)                               Shares issued by open-end registered investment companies.

J.                                             “Disinterested director” means a director of the Fund or the Partnership who is not an “interested person” of the Fund or the Partnership within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

K.                                         “Fund” means Van Wagoner Funds, Inc., and any series of Van Wagoner Funds, Inc.

L.                                           “General Partner” means Van Wagoner Management LLC, which serves as the general partner of the Partnership.

M.                                      “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

N.                                         “Investment personnel” means:  (i) any employee of a Van Wagoner Affiliate or of any company in a control relationship to a Van Wagoner Affiliate who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or the Partnership; and (ii) any natural person who controls a Van Wagoner Affiliate and who obtains information concerning recommendations made to the Fund or the Partnership regarding the purchase or sale of securities by the Fund or the Partnership.

O.                                         A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

P.                                           “Partnership” means Van Wagoner Private Opportunities Fund, L.P.

Q.                                         “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

R.                                          “Reportable Security” includes Covered Securities and shares of the Fund.

S.                                           “Supervised Person” means any director, officer or employee of the Adviser or the General Partner.

T.                                          “Van Wagoner Affiliates” means the Adviser, the Fund, the General Partner and the Partnership.

II.                                     APPROVAL OF CODE OF ETHICS

A.                                        The Boards of Directors of the Fund and the Partnership, including a majority of the Disinterested directors, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Boards of Directors must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b) of the Act and shall receive a certification from the Adviser and the General Partner that it has adopted such procedures as are reasonably necessary to prevent access persons of the Adviser and the General Partner from violating this Code of Ethics.

B.                                          No less frequently than annually, the officers of the Van Wagoner Affiliates shall furnish a report to the Boards of Directors of the Fund and the Partnership:

1.                                       Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics.

2.                                       Certifying that the Van Wagoner Affiliates have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

C.                                          This Code of Ethics, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B.(1) and Section V. shall be maintained by the Fund’s and the Partnership’s Administrator(s).

III.                                 EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)                                  Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)                                 Purchases or sales of Covered Securities which are not eligible for purchase or sale by any series of the Fund or the Partnership; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

(c)                                  Purchases or sales which are non-volitional on the part of any of the access person, the Fund or the Partnership.

(d)                                 Purchases which are part of an automatic dividend reinvestment plan.

(e)                                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)                                    Purchases or sales which receive the prior approval of the Boards of Directors of the Fund and the Partnership because they are only remotely potentially harmful to the Fund and the Partnership because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund and the Partnership.

IV.                                 PROHIBITED ACTIVITIES

A.                                        Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or the Partnership or is being purchased or sold by the Fund or the Partnership. For purposes of Section IV.A. of this Code of Ethics, an access person shall not be deemed to have any direct or indirect beneficial ownership in Covered Securities owned by entities that are permitted to co-invest with the Fund or the Partnership pursuant to an SEC exemptive order, but shall be deemed to have a direct or indirect beneficial ownership in Covered Securities owned by other non-open-end registered investment company commingled investment pools, including trusts issuing holding company depository receipts.

B.                                          Except in a transaction exempted by Section III of this Code of Ethics, no access person (other than Disinterested directors and those Advisory Persons of Van Wagoner Affiliates who the Compliance Officer determines, in connection with their regular functions or duties, do not make, participate in or obtain information regarding the purchase or sale of Covered Securities except Covered Securities that are illiquid securities) may purchase, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (other than (i) securities issued by entities that are permitted to co-invest with the Fund or the Partnership pursuant to an SEC exemptive order; (ii) other non-open-end registered investment company commingled investment pools, including trusts issuing holding company depository receipts; and (iii) securities purchased by such entities). Investment Personnel may purchase securities issued by entities that are permitted to co-invest with the Fund or the Partnership pursuant to an SEC exemptive order and other non-open-end registered investment company commingled investment pools, including trusts issuing holding company depository receipts, notwithstanding the fact that such securities may be issued in Limited Offerings or Initial Public Offerings and such entities may purchase securities in Limited Offerings or Initial Public Offerings.

C.                                          Except in a transaction exempted by Section III of this Code of Ethics, no access person (other than Disinterested directors and those Advisory Persons of Van Wagoner Affiliates who the Compliance Officer determines, in connection with their regular functions or duties, do not make, participate in or obtain information regarding the purchase or sale of Covered Securities except Covered Securities that are illiquid securities) shall sell, directly or indirectly, any Covered Security in which he has any direct or indirect beneficial ownership (other than (i) securities issued by entities that are permitted to co-invest with the Fund or the Partnership pursuant to an SEC exemptive order; (ii) other non-open-end registered investment company commingled investment pools, including trusts issuing holding company depository receipts; and (iii) securities sold by such entities) without first obtaining the prior written approval of the Chief Compliance Officer.

D.                                         Except for service which began prior to December 31, 1995, no access person shall serve on the board of directors of publicly traded companies absent prior authorization of the Boards of Directors of the Fund and the Partnership. The Boards of Directors of the Fund and the Partnership may so authorize such board service only if they determine that such board service is consistent with the interests of the Fund and its shareholders and the Partnership and its limited partners.

V.                                     REPORTING AND COMPLIANCE PROCEDURES

A.                                   Except as provided in Section V.B. of this Code of Ethics, every access person shall report to the Fund and the Partnership the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Chief Compliance Officer.

B.                                     1.                                       A Disinterested director of the Fund or the Partnership need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund or the Partnership, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such Covered Security was purchased or sold by the Fund or the Partnership or was being considered by the Adviser or the General Partner for purchase or sale by the Fund or the Partnership. A Disinterested director of the Fund or the Partnership need not report transactions in shares of the Fund pursuant to Section V.D. of this Code of Ethics.

2.                                       An access person need not make a report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an automatic investment plan.

3.                                       An access person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer with respect to the access person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of a Van Wagoner Affiliate. Every access person, except Disinterested directors, shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and of all account statements reflecting all personal securities transactions for all securities accounts.

C.                                          Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

1.                                       The title, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

2.                                       The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

3.                                       The date that the report is submitted by the access person.

D.                                         Every access person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.                                       With respect to any transaction during the quarter in a Reportable Security in which the access person had any direct or indirect beneficial ownership:

(a)                                  The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)                                 The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)                                  The price of the Reportable Security at which the transaction was effected;

(d)                                 The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)                                  The date that the report is submitted by the access person.

2.                                       With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(a)                                  The name of the broker, dealer or bank with whom the access person established the account;

(b)                                 The date the account was established; and

(c)                                  The date that the report is submitted by the access person.

E.                                           Every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.                                       The title, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership;

2.                                       The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.                                       The date that the report is submitted by the access person.

F.                                           Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.                                          The Chief Compliance Officer shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Chief Compliance Officer shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

H.                                         Each year access persons shall certify to the Fund and the Partnership that (i) they have read and understand this Code of Ethics and recognize that they are subject thereto, and (ii) they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

I.                                              Compliance with this Code of Ethics does not relieve access persons of their obligations under any other code of ethics.

J.                                             It is the policy of the Van Wagoner Affiliates that no director, officer or employee may trade, either personally or on behalf of others, on material nonpublic information or communicate material non-public information in violation of the law. Attached to this Code of Ethics as Appendix A is a detailed discussion of such Insider Trading Policies and Procedures.

VI.                                 STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.                                        All Supervised Persons of the Adviser and the General Partner must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments. Consistent with their fiduciary responsibilities to the clients of the Adviser and the General Partner, including the Fund and the Partnership, all Supervised Persons must place the interests of such clients before their own personal interests.

B.                                          All Supervised Persons of the Adviser must report any violations of this Code of Ethics to the Adviser’s Chief Compliance Officer.

C.                                          The Adviser’s Chief Compliance Officer must provide each Supervised Person with a copy of this Code of Ethics and any amendments and receive from each Supervised Person an acknowledgement of receipt of this Code of Ethics.

VII.                             SANCTIONS

Upon discovering a violation of this Code of Ethics, the Boards of Directors of the Fund or the Partnership, or the Adviser or the General Partner, as applicable, may impose such sanctions as it deems appropriate.

Appendix A

INSIDER TRADING POLICY AND PROCEDURES

I.                                         SCOPE OF POLICY STATEMENT.

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all employees of the Company and the Adviser.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the designated compliance officer of the Adviser (the “Compliance Officer”). You must also notify the Compliance Officer if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

II.                                     POLICY STATEMENT ON INSIDER TRADING.

Each director, officer and employee or of an affiliate is prohibited from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.”  This policy applies to every officer, director and employee or of an affiliate, and extends to activities within and outside their duties. Every such person must read and retain this Policy Statement. Any questions regarding this Policy Statement should be referred to the Compliance Officer, and every such person must notify the Compliance Officer immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)                                  trading by an insider, while in possession of material nonpublic information, or

(b)                                 trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(c)                                  communicating material nonpublic information to others.

III.                                 GENERAL CONCEPTS

A.                                   Who is an Insider?  The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser or the Company may become a temporary insider of any company for which it performs services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.                                     What is Material Information?  Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

Similarly, prepublication information regarding reports in the financial press also me be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s Heard on the Street column.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as an investment company client, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

C.                                     What is Nonpublic Information?  Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

D.                                    Penalties for Insider Trading?  Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•                            civil injunctions

•                            treble damages

•                            disgorgement of profits

•                            jail sentences

•                            fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•                            fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser or the Company, including dismissal of the persons involved.

IV.                                IDENTIFYING INSIDE INFORMATION.

Before any person covered by this policy executes any trade for him or herself or on the behalf of others, including investment company clients, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

•                              Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

•                              Is the information nonpublic?  How was the information obtained?  To whom has this information been provided?  Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?  Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

•                              Report the matter immediately to the Compliance Officer.

•                              The securities should not be purchased or sold by the officer, director or employee or on behalf of others.

•                              The information should not be communicated inside or outside the Company or the Adviser, other than to the Compliance Officer.

•                              After the issue has been reviewed, the officer, director or employee will be instructed by either the President or the Compliance Officer as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

V.                                    EMPLOYEE CONFIRMATION

All employees will be required to read this Policy Statement and agree to its conditions. All employees will be required to confirm their understanding and acknowledgment of the Code of Ethics, including this Policy Statement, on an annual basis.